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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-94287) pertaining to the Nonemployee Directors Stock Compensation Plan and (Form S-8 No. 333-32406) pertaining to the BlackRock, Inc. 1999 Stock Award and Incentive Plan, the BlackRock, Inc. Amended and Restated Long-Term Deferred Compensation Plan and the BlackRock International Ltd. Amended and Restated Long-Term Deferred Compensation Plan of our report dated January 31, 2000, with respect to the consolidated financial statements of BlackRock, Inc. in the Annual Report (Form 10-K) for the year ended December 31, 1999.


                                        /s/ Ernst & Young LLP

New York, New York
March 27, 2000